As filed with the Securities and Exchange Commission on December 28, 2005

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WELLPOINT, INC.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6324 (Primary Standard Industrial Classification Code Number)	35-2145715 (I.R.S. Employer Identification No.)

120 Monument Circle

Indianapolis, Indiana 46204

(Address of Principal Executive Offices)

WELLCHOICE, INC. 2003 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Angela F. Braly, Esq.

Executive Vice President, General Counsel and Chief Public Affairs Officer

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

(Name and address of agent for service)

(317) 488-6000

(Telephone number, including area code, of agent for service)

Copy to:

Daniel G. Dufner, Jr., Esq.

Kevin Keogh, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered Common Stock, par value $0.01 per share, issued pursuant to	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

WellChoice, Inc. 2003 Omnibus Incentive Plan	2,457,213	$78.09	$191,883,763.17	$20,531.57

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers additional shares of common stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividend and similar transactions.

(2)   Calculated solely for the purposes of this offering under Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of WellPoint, Inc. common stock as reported on the New York Stock Exchange on December 27, 2005 ($78.09).

(3)	Estimated solely for purposes of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents heretofore filed by WellPoint, Inc. (the “Registrant”) with the Commission are incorporated by reference in this registration statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2005, January 7, 2005, January 14, 2005, January 21, 2005, February 7, 2005, February 8, 2005, March 21, 2005, April 27, 2005, June 15, 2005, July 12, 2005, July 22, 2005, July 27, 2005, September 8, 2005, September 27, 2005, September 30, 2005, October 26, 2005, November 3, 2005, December 2, 2005 and December 28, 2005;

(4)	The description of the Registrant’s Common Stock contained in this registration statement on Form 8-A filed with the Commission on October 26, 2001, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Corporate Secretary of the Registrant at its principal offices, 120 Monument Circle, Indianapolis, Indiana 46204, telephone (317) 488-6000.

Item 4.     Description of Securities.

Not applicable. The Registrant’s common stock is registered under Section 12 of the Exchange Act.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the Indiana Business Corporation Law, the Registrant’s articles of incorporation provide for indemnification of directors, officers, employees and agents of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Registrant’s articles of incorporation authorize the Registrant to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The rights of indemnification provided by the articles of incorporation of the Registrant are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of the Registrant, the Registrant may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

The Registrant maintains a standard policy of officers’ and directors’ liability insurance.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The list of Exhibits is incorporated herein by reference to the Index of Exhibits.

Item 9.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 28, 2005.

WELLPOINT, INC.

BY:	/s/ Larry C. Glasscock
Larry C. Glasscock
President, Chief Executive Officer and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby authorizes Angela F. Braly, Michael C. Wyatt and Nancy L. Purcell any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints Angela F. Braly, Michael C. Wyatt and Nancy L. Purcell or any of them, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry C. Glasscock	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 28, 2005
Larry C. Glasscock

/s/ David C. Colby	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 28, 2005
David C. Colby

/s/ Wayne S. DeVeydt	Senior Vice President and Chief Accounting Officer (Chief Accounting Officer)	December 28, 2005
Wayne S. DeVeydt

/s/ Lenox D. Baker, Jr., M.D.	Director	December 28, 2005
Lenox D. Baker, Jr., M.D.

/s/ Susan B. Bayh	Director	December 28, 2005
Susan B. Bayh

/s/ Sheila P. Burke	Director	December 28, 2005
Sheila P. Burke

/s/ William H. T. Bush	Director	December 28, 2005
William H. T. Bush

/s/ Julie A. Hill	Director	December 28, 2005
Julie A. Hill

/s/ Warren Y. Jobe	Director	December 28, 2005
Warren Y. Jobe

/s/ Victor S. Liss	Director	December 28, 2005
Victor S. Liss

/s/ L. Ben Lytle	Director	December 28, 2005
L. Ben Lytle

/s/ William G. Mays	Director	December 28, 2005
William G. Mays

/s/ Ramiro G. Peru	Director	December 28, 2005
Ramiro G. Peru

/s/ Jane G. Pisano	Director	December 28, 2005
Jane G. Pisano

/s/ Senator Donald W. Riegle, Jr.	Director	December 28, 2005
Senator Donald W. Riegle, Jr.

/s/ William J. Ryan	Director	December 28, 2005
William J. Ryan

/s/ George A. Schaefer, Jr.	Director	December 28, 2005
George A. Schaefer, Jr.

/s/ Jackie M. Ward	Director	December 28, 2005
Jackie M. Ward

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibits

3.1	Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-16751), filed on November 30, 2004.

3.2	By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-16751), filed on November 30, 2004.

4.1	Specimen of Certificate of the Registrant’s Common Stock, par value $0.01 per share.

5	Opinion of White & Case LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of White & Case LLP (included in the Opinion of White & Case LLP filed as Exhibit 5).

24	Powers of Attorney (included on the Signature Page of this registration statement).